Exhibit 4.1

WARRANT AGREEMENT

THIS WARRANT AGREEMENT is dated September 19, 2012, between Golden Minerals Company, a Delaware corporation (the “Company”) and Computershare Trust Company, N.A., acting as warrant agent (the “Warrant Agent”).

RECITALS

A.                                   The Company proposes to issue warrants (collectively, with any Additional Warrants, the “Warrants”) to acquire up to 2,748,752 shares, subject to adjustment as provided herein, of common stock, $0.01 par value (“Common Stock”), of the Company (collectively, the “Warrant Shares”);

B.                                     Each Warrant shall represent the right to purchase from the Company, at an initial price of $8.42 per share (the “Exercise Price”), the number of shares specified on the certificates evidencing the Warrants (the “Warrant Certificates”);  and

C.                                     Computershare Trust Company, N.A. is willing to serve as the Warrant Agent in connection with the issuance of Warrant Certificates and the other matters as provided herein.

NOW, THEREFORE, in consideration of the foregoing and for the purpose of defining the terms and provisions of the Warrants and the respective rights and obligations thereunder of the Company, the Warrant Agent and the record holders from time to time of the Warrants (the “Holders”), the parties hereby agree as follows:

1.                                       Definitions.  For the purposes of this Warrant Agreement, the following terms shall have the following meanings:

“Adjustment Right” means any right granted with respect to any securities issued in connection with, or with respect to, any issuance or sale (or deemed issuance or sale in accordance with Section 8(c)) of shares of Common Stock (other than rights of the type described in Section 8(a) or 8(b) hereof) that could result in a decrease in the net consideration received by the Company in connection with, or with respect to, such securities (including, without limitation, any cash settlement rights, cash adjustment or other similar rights).

“Approved Stock Plan” means any employee benefit plan which has been approved by the board of directors of the Company prior to or subsequent to the date hereof pursuant to which shares of Common Stock, restricted stock, standard options, stock appreciation and similar and customary employee incentive rights to purchase Common Stock may be issued to any employee, officer, director or consultant for services provided to the Company in their capacity as such.

“Black Scholes Consideration Value” means the value of the applicable Option or Convertible Security (as the case may be) based on the Black Scholes Option Pricing Model obtained from the “OV” function on Bloomberg determined as of the close of business on the Trading Day immediately following the public announcement of the execution of definitive documents with respect to the issuance of such Option or Convertible Security (as the case may be) and reflecting (i) a risk-free interest rate corresponding to the U.S. Treasury rate for a period equal to the remaining term of such Option or Convertible Security (as the case may be) as of the date of issuance of such Option or Convertible Security (as the case may be), (ii) an expected volatility equal to the greater of 50% and the 100-day volatility obtained from the HVT function on Bloomberg and (iii) the underlying price per share used in such calculation shall be the highest Closing Sale Price for any Trading Day during the ten (10) Trading Day period ending on and including the Trading Day immediately preceding the public announcement of the execution of definitive documents with respect to the issuance of such Option or Convertible Security (as the case may be).

“Business Day” means any day except Saturday, Sunday and any day which shall be a federal legal holiday in the United States or a day on which banking institutions in the City of New York are authorized or required by law or other government action to close.

“Closing Sale Price” of a share of Common Stock on any date shall mean (i) if the shares of Common Stock are traded on the NYSE MKT or any other U.S. national securities exchange, the closing trade price of one share of Common Stock on such date; (ii) if the shares of Common Stock are not traded on the NYSE MKT or any other U.S. national securities exchange but are traded on the Toronto Stock Exchange (“TSX”), the closing trade price on such date; (iii) if the shares of Common Stock are not quoted on any such market or listed on any such exchange and the shares of Common Stock are traded in the over-the-counter market, the last bid price reported on such day by the OTC Bulletin Board; (iv) if the shares of Common Stock are not quoted on any such market, listed on any such exchange or quoted on the OTC Bulletin Board, then the last bid quoted on such day in the over-the-counter market as reported by the OTC Markets Group, Inc. (or any similar organization or agency succeeding its functions of reporting prices); or (v) if none of clauses (i)-(iv) are applicable, then the fair market value as determined, in good faith, by the Board of Directors of the Company.

“Common Stock Deemed Outstanding” means, at any given time, the sum of (a) the number of shares of Common Stock actually outstanding at such time, plus (b) the number of shares of Common Stock issuable upon exercise of Options actually outstanding at such time, plus (c) the number of shares of Common Stock issuable upon conversion or exchange of Convertible Securities actually outstanding at such time (treating as actually outstanding any Convertible Securities issuable upon exercise of Options actually outstanding at such time), in each case, regardless of whether the Options or Convertible Securities are actually exercisable at such time; provided, that Common Stock Deemed Outstanding at any given time shall not include shares owned or held by or for the account of the Company or any of its wholly owned subsidiaries.

“Common Stock Equivalents” means any capital stock or other security of the Company or any of its subsidiaries that is at any time and under any circumstances directly or indirectly convertible into, exercisable or exchangeable for, or which otherwise entitles the holder thereof to acquire, any capital stock or other security of the Company (including, without limitation, Common Stock) or any of its subsidiaries.

“Convertible Securities” means any securities (directly or indirectly) convertible into or exchangeable for Common Stock, but excluding Options.

“Date of Exercise” means the date on which the Holder shall have delivered to the Warrant Agent the Form of Election to Purchase attached thereto (with the Warrant Exercise Log attached to it), appropriately completed and duly signed.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

“Excluded Securities” means any Common Stock issued or issuable: (i) to directors, officers, employees or consultants of the Company in their capacity as such pursuant to an Approved Stock Plan, (ii) upon the conversion or exercise of Common Stock Equivalents (other than securities issued pursuant to an Approved Stock Plan that are covered by clause (i) above) issued prior to the date hereof, provided that the conversion price of any such Common Stock Equivalents is not lowered, none of such Common Stock Equivalents are amended to increase the number of shares issuable thereunder and none of the terms or conditions of any such Common Stock Equivalents are otherwise materially changed in any manner that adversely affects the Holder; (iii) to Persons in connection with a joint venture, strategic alliance or other commercial relationship with such Person (including Persons that are customers, suppliers and strategic partners of the Company) relating to the operation of the Company’s business and not for the primary purpose of raising equity capital; and (iv) in connection with a transaction for the purpose of acquiring, directly or indirectly, another business or its tangible or intangible assets.

“Expiration Date” means the date five years after the Initial Issuance Date.

“Initial Exercise Date” means March 20, 2013.

“Initial Issuance Date” means September 19, 2012.

“Market Price” of a share of Common Stock on any date shall mean, (i) if the shares of Common Stock are traded on the NYSE MKT or any other U.S. national securities exchange, the Volume Weighted Average Price of one share of Common Stock for the three Trading Days immediately preceding such date; (ii) if the shares of Common Stock are not traded on the NYSE MKT or any other U.S. national securities exchange but are traded on the Toronto Stock Exchange (“TSX”), the Volume Weighted Average Price of one share of Common Stock for the three Trading Days immediately preceding such date; (iii) if the shares of Common Stock are not quoted on any such market or listed on any such exchange and the shares of Common Stock are traded in the over-the-counter market, the last price reported on such day by the OTC Bulletin Board; (iv) if the shares of Common Stock are not quoted on any such market, listed on any such exchange or quoted on the OTC Bulletin Board, then the last price quoted on such day in the over-the-counter market as reported by the National Quotation Bureau Incorporated (or any similar organization or agency succeeding its functions of reporting prices); or (v) if none of clauses (i)-(iv) are applicable, then as determined, in good faith, by the Board of Directors of the Company.

“Options” means any warrants or other rights or options to subscribe for or purchase Common Stock or Convertible Securities.

“Person” means a corporation, association, partnership, limited liability corporation, organization, business, individual, government or political subdivision thereof or governmental agency.

“Trading Day” means (i) a day on which the shares of Common Stock are traded on the NYSE MKT or such other U.S. national securities exchange on which the shares of Common Stock are then listed or quoted, (ii) if the shares of Common Stock are not traded on the NYSE MKT or any other U.S. national securities exchange but are traded on the TSX, a day on which the shares of Common Stock are traded on the TSX, (iii) if the shares of Common Stock are not listed on any such exchange or market, a day on which the shares of Common Stock are traded in the over-the-counter market, as reported by the OTC Bulletin Board, or (iv) if the shares of Common Stock are not quoted on the OTC Bulletin Board, a day on which the shares of Common Stock are quoted in the over-the-counter market as reported by the National Quotation Bureau Incorporated (or any similar organization or agency succeeding its functions of reporting prices); provided, that in the event that the shares of Common Stock are not listed or quoted as set forth in clause (i), (ii), (iii) or (iv) hereof, then Trading Day shall mean a Business Day; and provided further that “Trading Day” shall not include any day on which the Common Stock is scheduled to trade on such exchange or market for less than 4.5 hours.

“Volume Weighted Average Price” means (i) the volume weighted average sale price on the NYSE MKT as reported by, or based upon data reported by, Bloomberg Financial Markets or an equivalent, reliable reporting service mutually acceptable to the Company and the Warrant Agent (“Bloomberg”), or (ii) if the Company’s Common Stock is not listed on the NYSE MKT, the volume weighted average sale price of such security on the TSX as reported by Bloomberg.

2.                                       Form of Warrant Certificates.

(a)                                  The Warrant Certificates shall be issued in registered form only as definitive Warrant Certificates and shall be substantially in the form attached hereto as Exhibit A, shall be dated the date of issuance thereof (whether upon initial issuance, register of transfer, exchange or replacement) and shall bear such legends and endorsements typed, stamped, printed, lithographed or engraved thereon as the Company may deem appropriate and as are not inconsistent with the provisions of this Agreement.  Warrant Certificates evidencing Warrants to purchase the number of shares of Common Stock specified on each Warrant Certificate shall be signed by, or bear the PDF signature of, the Chief Executive Officer, Chief Financial Officer or Secretary of the Company.  In the event the person whose PDF signature has been placed upon any Warrant Certificate shall have ceased to serve in the capacity in which such person signed the Warrant Certificate before such Warrant Certificate is issued, it may be issued with the same effect as if he or she had not ceased to be such at the date of issuance.

(b)                                 Effect of Countersignature.  Unless and until countersigned by the Warrant Agent pursuant to this Agreement, a Warrant Certificate shall be invalid and of no effect and may not be exercised by the holder thereof.  Such signature by the Warrant Agent upon any Warrant Certificate executed by the Company shall be conclusive evidence that such Warrant Certificate has been duly issued under the terms of this Agreement.

(c)                                  Warrant Register.  The Warrant Agent shall maintain books (the “Warrant Register”), for the registration of original issuance and the registration of transfer of Warrant Certificates.  Upon the initial issuance of the Warrant Certificates, the Warrant Agent shall issue and register the Warrant Certificates in the names of the respective holders thereof in such denominations and otherwise in accordance with instructions delivered to the Warrant Agent by the Company.  The Company and the Warrant Agent may deem and treat the registered Holder of each Warrant Certificate as the absolute owner of the Warrants represented thereby for the purpose of any exercise thereof or any distribution to the Holder, and for all other purposes, absent actual notice to the contrary.

(d)                                 Registration of Transfers.  The Warrant Agent shall register the transfer of any portion of a Warrant Certificate in the Warrant Register, upon surrender of the Warrant Certificate, with the Form of Assignment attached thereto duly completed and signed, to the Company at its address specified herein.  Upon any such registration or transfer, a new Warrant Certificate substantially in the form attached hereto as Exhibit A (any such new Warrant Certificate, a “New Warrant Certificate”), evidencing the portion of the Warrant Certificate so transferred shall be issued to the transferee and a New Warrant Certificate evidencing the remaining portion of the Warrant Certificate not so transferred, if any, shall be issued to the transferring Holder subject to applicable law and the reasonable requirements of the Warrant Agent, which requirements shall include reasonable evidence of authority to transfer.  Such evidence of authority shall include a signature guarantee form from an eligible guarantor institution participating in a signature guarantee program approved by the Securities Transfer Association, and any other reasonable evidence of authority that may be required by the Warrant Agent.  The delivery of the New Warrant Certificate by the Company to the transferee thereof shall be deemed to constitute acceptance by such transferee of all of the rights and obligations of a holder of a Warrant Certificate.

(e)                                                                                  Canadian Issuances.  Any Warrants sold in any province of territory of Canada (collectively, the “Canadian Jurisdictions”), or to a resident of any Canadian Jurisdiction, and any Warrant Shares (if issued prior to the date that is four months and one day from the date hereof), shall bear the following legend:

“UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE JANUARY 20, 2013.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE LISTED ON THE TORONTO STOCK EXCHANGE (“TSX”); HOWEVER, THE SAID SECURITIES CANNOT BE TRADED THROUGH THE FACILITIES OF THE TSX SINCE THEY ARE NOT FREELY TRANSFERABLE, AND CONSEQUENTLY ANY CERTIFICATE REPRESENTING SUCH SECURITIES IS NOT “GOOD DELIVERY” IN SETTLEMENT OF TRANSACTIONS ON THE TSX.”

3.                                       Term of Warrants.  Warrants shall be exercisable by the registered Holder at any time and from time to time on or after the Initial Exercise Date to and including the Expiration

Date.  At 5:00 p.m., New York time on the Expiration Date, any portion of a Warrant not exercised prior thereto shall be and become void and of no value.

4.                                       Exercise of Warrants and Delivery of Warrant Shares.

(a)                                  A registered Holder may exercise the Warrants through a cashless exercise (a “Cashless Exercise”), which will be calculated by the Company and provided or communicated to the Warrant Agent pursuant to Section 4(b) below, or if, and only if, an effective registration statement is then available for the issuance of the Warrant Shares, a registered Holder may exercise the Warrants through a cash exercise (a “Cash Exercise”).

(b)                                 The Holder may effect a Cashless Exercise, which will be calculated by the Company and provided or communicated to the Warrant Agent, by surrendering Warrant Certificates to the Warrant Agent and noting on the Form of Election to Purchase that the Holder wishes to effect a Cashless Exercise, upon which the Company shall issue, or cause to be issued, to the Holder the number of Warrant Shares determined as follows:

	X	=	Y × (A-B)/A

where:	X	=	the number of Warrant Shares to be issued to the Holder;

	Y	=	the number of Warrant Shares with respect to which the Warrant Certificates are being exercised;

	A	=	the Market Price as of the Date of Exercise; and

	B	=	the Exercise Price.

(c)                                  Subject to the terms and conditions hereof (including, without limitation, the limitations set forth in Section 4(e)), this Warrant may be exercised by the Holder on any day on or after the Initial Exercise Date but prior to 5:00 p.m., New York time on the Expiration Date, in whole or in part, by delivery (whether via email or otherwise) of the Election to Purchase, in the form attached hereto. Within one (1) Trading Day following an exercise of this Warrant as aforesaid, the Holder shall deliver payment to the Warrant Agent of an amount equal to the Exercise Price in effect on the date of such exercise multiplied by the number of Warrant Shares as to which this Warrant was so exercised (the “Aggregate Exercise Price”) in certified check, bank draft or via wire transfer, payable to the order of the Warrant Agent, of immediately available funds if the Holder did not notify the Company in such Election to Purchase that such exercise was made pursuant to a Cashless Exercise.  The Holder shall not be required to deliver the original of this Warrant in order to effect an exercise hereunder.  Execution and delivery of an Election to Purchase with respect to less than all of the Warrant Shares shall have the same effect as cancellation of the original of this Warrant and issuance of a new Warrant evidencing the right to purchase the remaining number of Warrant Shares.  Execution and delivery of an Election to Purchase for all of the then-remaining Warrant Shares shall have the same effect as cancellation of the original of this Warrant after delivery of the Warrant Shares in accordance with the terms hereof.  On or before the first (1st) Trading Day following the date on which the Company has received an Election to Purchase, the Company shall transmit by email an acknowledgment of confirmation of receipt of such Election to Purchase to the Holder and the

Company’s transfer agent (the “Transfer Agent”) and Warrant Agent.  On or before the third (3rd) Trading Day following the date on which the Company has received such Election to Purchase, the Company shall (X) provided that the Transfer Agent is participating in The Depository Trust Company (“DTC”) Fast Automated Securities Transfer Program, upon the request of the Holder, credit such aggregate number of shares of Common Stock to which the Holder is entitled pursuant to such exercise to the Holder’s or its designee’s balance account with DTC through its Deposit/ Withdrawal at Custodian system, or (Y) if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program, issue and deliver to the Holder or, at the Holder’s instruction pursuant to the Election to Purchase, the Holder’s agent or designee, in each case, sent by reputable overnight courier to the address as specified in the applicable Election to Purchase, a certificate, registered in the Company’s share register in the name of the Holder or its designee (as indicated in the applicable Election to Purchase), for the number of shares of Common Stock to which the Holder is entitled pursuant to such exercise.  Upon delivery of an Election to Purchase, the Holder shall be deemed for all corporate purposes to have become the holder of record of the Warrant Shares with respect to which this Warrant has been exercised, irrespective of the date such Warrant Shares are credited to the Holder’s DTC account or the date of delivery of the certificates evidencing such Warrant Shares (as the case may be).  If this Warrant is submitted in connection with any exercise pursuant to this Section 4(c) and the number of Warrant Shares represented by this Warrant submitted for exercise is greater than the number of Warrant Shares being acquired upon such exercise, then, at the request of the Holder, the Company shall as soon as practicable and in no event later than three (3) Business Days after any exercise and at its own expense, issue and deliver to the Holder (or its designee) a new Warrant representing the right to purchase the number of Warrant Shares purchasable immediately prior to such exercise under this Warrant, less the number of Warrant Shares with respect to which this Warrant is exercised. Notwithstanding the foregoing, except in the case where an exercise of this Warrant is validly made pursuant to a Cashless Exercise, the Company’s failure to deliver Warrant Shares to the Holder on or prior to the second (2nd) Trading Day after the Company’s receipt of the Aggregate Exercise Price shall not be deemed to be a breach of this Warrant.  Subject to Section 2(f), for so long as there is a then effective registration statement covering the issuance of the Warrant Shares or if a Holder effects a Cashless Exercise, the Warrant Shares shall be issued free of all restrictive legends.

(d)                                 If the Company shall fail, for any reason or for no reason, to issue to the Holder within the later of (i) three (3) Trading Days after receipt of the applicable Election to Purchase and (ii) two (2) Trading Days after the Company’s receipt of the Aggregate Exercise Price (or valid notice of a Cashless Exercise) (such later date, the “Share Delivery Deadline”), a certificate for the number of shares of Common Stock to which the Holder is entitled and register such shares of Common Stock on the Company’s share register or to credit the Holder’s balance account with DTC for such number of shares of Common Stock to which the Holder is entitled upon the Holder’s exercise of this Warrant (as the case may be), and if on or after such Share Delivery Deadline the Holder purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the Holder of shares of Common Stock issuable upon such exercise that the Holder anticipated receiving from the Company, then, in addition to all other remedies available to the Holder, the Company shall, within three (3) Business Days after the Holder’s request and in the Holder’s discretion, either (i) pay cash to the Holder in an amount equal to the Holder’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased (the “Buy-In Price”), at which point the Company’s obligation to deliver such certificate or credit the Holder’s balance account with DTC for the number of shares of Common Stock to which the Holder is entitled upon the Holder’s exercise hereunder (as the case may be) (and to issue such shares of Common Stock) shall terminate, or (ii) promptly honor its obligation to deliver to the Holder a certificate or certificates representing such shares of Common Stock or credit the Holder’s balance account with DTC for the number of shares of Common Stock to which the Holder is entitled upon the Holder’s exercise hereunder (as the case may be) and pay cash to the Holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (A) such number of shares of Common Stock times (B) the Closing Sale Price of the Common Stock on the Trading Day immediately preceding the date of the applicable Election to Purchase.

(e)                                  A Holder shall not have the right to exercise any portion of the Warrants, pursuant to Section 4 or otherwise, to the extent that after giving effect to such issuance after exercise as set forth on the applicable Form of Election to Purchase, such Holder (together with such Holder’s affiliates (as defined in Rule 13e-3 of the rules and regulations promulgated under the Exchange Act, an “Affiliate”)), and any other Persons acting as a group together with such Holder or any of such Holder’s Affiliates), would beneficially own in excess of the Beneficial Ownership Limitation (as defined below).  For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by a Holder and its Affiliates shall include the number of shares of Common Stock issuable upon exercise of the Warrants with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (i) exercise of the remaining, nonexercised portion of the Warrants beneficially owned by such Holder or any of its Affiliates and (ii) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Company exercisable for or convertible into Common Stock that are subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by such Holder or any of its Affiliates.  Except as set forth in the preceding sentence, for purposes of this Section 4(e) , beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder, it being acknowledged by each Holder that the Company is not representing to any Holder that such calculation is in compliance with Section 13(d) of the Exchange Act and each Holder is solely responsible for any schedules required to be filed in accordance therewith.  To the extent that the limitation contained in this Section 4(e) applies, the determination of whether the Warrants owned by a Holder are exercisable (in relation to other securities owned by such Holder together with its Affiliates) and of which portion of the Warrants owned by such Holder is exercisable shall be in the sole discretion of such Holder, and the submission of a Form of Election to Purchase shall be deemed to be such Holder’s determination of whether the Warrants owned by such Holder are exercisable (in relation to other securities owned by such Holder together with any of its Affiliates) and of which portion of such Warrants are exercisable, in each case subject to the Beneficial Ownership Limitation, and the Company shall have no obligation to verify or confirm the accuracy of such determination.  In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder.  For purposes of this Section 4(e), in determining the number of outstanding shares of Common Stock, a Holder may rely on the number of outstanding shares of Common Stock as reflected in (A) the Company’s most recent periodic or annual report filed with the Commission, as the case may be, (B) a more recent public announcement by the Company or (C) a more recent written notice by the Company setting forth the number of shares of Common Stock outstanding.  Upon the written or oral request of a Holder, the Company shall within three Trading Days confirm orally and in writing to the Holder the number of shares of Common Stock then outstanding.  In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including the Warrants, by the Holder or its Affiliates since the date as of which such number of outstanding shares of Common Stock was reported.  The “Beneficial Ownership Limitation” for a Holder shall be 4.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon exercise of the Warrants owned by such Holder.  A Holder, upon not less than 61 days’ prior notice to the Company, may increase or decrease the Beneficial Ownership Limitation provisions of this Section 4(d), but may not increase the Beneficial Ownership Limitation to above 9.99% in any event.  Any such increase or decrease will not be effective until the 61st day after such notice is delivered to the Company.  The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 4(e) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation.  The limitations contained in this paragraph shall apply to a successor holder of the Warrants.  Notwithstanding the foregoing, the Beneficial Ownership Limitation shall not apply if the Holder beneficially owns, immediately following the transaction in which this Warrant was originally issued, in excess of 9.99% of the shares of Common Stock then outstanding after giving effect to the provisions for calculating beneficial ownership set forth in this Section 4(e).  In addition, notwithstanding the foregoing, the Beneficial Ownership Limitation shall cease to apply as of the second Business Day prior to the Expiration Date upon written notice by the Holder to the Company not less than 65 days prior to such Expiration Date.

(f)                                    The Warrant Agent shall deliver to the Company the holder’s payment of the Exercise Price and the amounts paid by such holder for any applicable tax or governmental charge referred to in Section 4 monthly. The Company acknowledges that the bank accounts maintained by the Warrant Agent in connection with the services provided under this Agreement will be in its name and that Warrant Agent may receive investment earnings in connection with the investment at Warrant Agent’s risk and for its benefit of funds held in those accounts from time to time. Neither the Company nor the holders will receive interest on any deposits or Exercise Price.

5.                                       Charges, Taxes and Expenses.  Issuance and delivery of certificates for Warrant Shares shall be made without charge to the Holder for any issue, or transfer agent fee in respect of the issuance of such certificates, all of which shall be paid by the Company; provided, however, that the Company shall not be obligated to pay any tax which may be payable in respect of any transfer involved in the registration of any certificates for Warrant Shares or Warrants in a name other than that of the Holder.  The Holder shall be responsible for all other tax liabilities that may arise as a result of holding or transferring any Warrant Certificate or receiving Warrant Shares upon exercise thereof.

6.                                       Replacement of Warrant Certificate.  If any Warrant Certificate is mutilated, lost, stolen or destroyed, the Company shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof, or in lieu of and substitution for such Warrant Certificate, a

New Warrant Certificate, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction and customary and reasonable indemnity, if requested.  Applicants for a New Warrant Certificate under such circumstances shall also comply with such other reasonable regulations and procedures and pay such other reasonable third-party costs as the Company may prescribe.

7.                                       Reservation of Warrant Shares.  The Company covenants that it will at all times reserve and keep available out of its authorized but unissued and otherwise unreserved Common Stock, solely for the purpose of enabling it to issue Warrant Shares upon exercise of all outstanding Warrants as herein provided, the number of Warrant Shares which are then issuable and deliverable upon the exercise of all outstanding Warrants (taking into account the adjustments and restrictions of Section 8).  The Company covenants that all Warrant Shares so issuable and deliverable shall, upon issuance and the payment of the applicable Exercise Price in accordance with the terms hereof, be duly and validly authorized and issued, and be fully paid and nonassessable.

8.                                       Certain Adjustments.  The Exercise Price and number of Warrant Shares issuable upon exercise of each Warrant then outstanding are subject to adjustment from time to time as set forth in this Section 8.

(a)                                  Stock Dividends and Splits.  If the Company, (i) pays a stock dividend on its Common Stock, (ii) subdivides outstanding shares of Common Stock into a greater number of shares, or (iii) combines outstanding shares of Common Stock into a lesser number of shares, then in each such case the Exercise Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event.  Any adjustment made pursuant to clause (i) of this paragraph shall become effective immediately after the record date for the determination of shareholders entitled to receive such dividend, and any adjustment pursuant to clause (ii) or (iii) of this paragraph shall become effective immediately after the effective date of such subdivision or combination.

(b)                                 Extraordinary Transactions.

(i)                                     If, (1) the Company effects any merger, amalgamation, arrangement, or consolidation of the Company with or into another Person, (2) the Company effects any sale of all or substantially all of its assets in one or a series of related transactions, (3) any tender offer or exchange offer by the Company is completed pursuant to which holders of Common Stock are permitted to tender or exchange their shares for other securities, cash or property, or (4) the Company effects any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (in any such case, an “Extraordinary Transaction”), then each Holder’s Warrants will become the right thereafter to receive, upon exercise of his or her Warrants, the same amount and kind of securities, cash or property as such Holder would have been entitled to receive upon the occurrence of such Extraordinary Transaction if it had been, immediately prior to such Extraordinary Transaction, the holder of the number of Warrant Shares then issuable upon exercise in full of the relevant Warrant (the “Alternate Consideration”) in lieu of Common Stock.  The aggregate Exercise Price for each

Warrant will not be affected by any such Extraordinary Transaction, but the Company shall apportion such aggregate Exercise Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration.  If holders of Common Stock are given any choice as to the securities, cash or property to be received in an Extraordinary Transaction, then each Holder, to the extent practicable, shall be given the same choice as to the Alternate Consideration it receives upon any exercise of his or her Warrant following such Extraordinary Transaction.  In addition, at the request of each Holder, upon surrender of such Holder’s Warrant, any successor to the Company or surviving entity in such Extraordinary Transaction shall issue to such Holder a new warrant consistent with the foregoing provisions and evidencing the Holder’s right to purchase the Alternate Consideration for the aggregate Exercise Price upon exercise thereof.  Each Warrant (or any such replacement security) will be similarly adjusted upon any subsequent transaction analogous to an Extraordinary Transaction.

(ii)                                  Notwithstanding anything in clause (i) above to the contrary, in the event of an Extraordinary Transaction, the Company or any Successor Entity shall, at the Holder’s option, exercisable at any time concurrently with, or within 30 days after, the consummation of the Extraordinary Transaction, purchase this Warrant from the Holder by paying to the Holder an amount of cash equal to the Black Scholes Value (as defined below) of the remaining unexercised portion of this Warrant on the date of the consummation of such Extraordinary Transaction.  As used herein, “Black Scholes Value” means the value of this Warrant based on the Black and Scholes Option Pricing Model obtained from the “OV” function on the Bloomberg Financial Markets (“Bloomberg”) determined as of the day of consummation of the applicable Extraordinary Transaction for pricing purposes and reflecting (A) a risk-free interest rate corresponding to the U.S. Treasury rate for a period equal to the time between the date of the closing of the applicable Extraordinary Transaction and the Expiration Date, (B) an expected volatility equal to the greater of 50% and the 100-day volatility obtained from the HVT function on Bloomberg as of the Trading Day immediately following the public announcement of the applicable Extraordinary Transaction, (C) the underlying price per share used in such calculation shall be the sum of the price per share being offered in cash, if any, plus the value of any non-cash consideration, if any, being offered in such Extraordinary Transaction and (D) a remaining option time equal to the time between the date of the closing of the applicable Extraordinary Transaction and the Expiration Date.  For purposes of the foregoing, the value of any non-cash consideration in any Extraordinary Transaction will be determined in good faith by the Board of Directors of the Company or Successor Entity, (1) “Successor Entity” means the Person (as defined below) (or, if so elected by the Holder, the Parent Entity (as defined below)) formed by, resulting from or surviving any Extraordinary Transaction or the Person (or, if so elected by the Holder, the Parent Entity) with which such Extraordinary Transaction shall have been entered into, (2) “Eligible Market” means the NYSE MKT, The NASDAQ Capital Market, The NASDAQ Global Market, The NASDAQ Global Select Market, the New York Stock Exchange or the OTC Bulletin Board (or any successors to any of the foregoing), (3) “Parent Entity” of a Person means an entity that, directly or indirectly, controls the applicable Person and whose common stock or equivalent equity security is quoted or listed on an Eligible Market, or, if there is more than one such Person or Parent Entity, the Person or Parent Entity with the largest public market capitalization as of the date of consummation of the Extraordinary Transaction.

(c)                                  Adjustment Upon Issuance of Shares of Common Stock.  If and whenever on or after the Initial Issuance Date, the Company issues or sells, or in accordance with this Section 8(c) is deemed to have issued or sold, any shares of Common Stock (including the issuance or sale of shares of Common Stock owned or held by or for the account of the Company, but excluding any Excluded Securities issued or sold or deemed to have been issued or sold) for a consideration per share (the “New Issuance Price”) less than a price equal to the Exercise Price in effect immediately prior to such issue or sale or deemed issuance or sale (such Exercise Price then in effect is referred to as the “Applicable Price”) (the foregoing a “Dilutive Issuance”), then immediately after such Dilutive Issuance, the Applicable Price shall be reduced (and in no event increased) to an Exercise Price equal to the quotient obtained by dividing:

(1)                                  the sum of (A) the product obtained by multiplying the Common Stock Deemed Outstanding immediately prior to such issuance or sale (or deemed issuance or sale) by the Exercise Price then in effect, plus (B) the aggregate consideration, if any, received by the Company upon such issuance or sale (or deemed issuance or sale); by

(2)                                  the sum of (A) the Common Stock Deemed Outstanding immediately prior to such issuance or sale (or deemed issuance or sale) plus (B) the aggregate number of shares of Common Stock issued or sold (or deemed issued or sold) by the Company in such issuance or sale (or deemed issuance or sale).

For purposes of determining the adjusted Exercise Price under this Section 8(c), the following shall be applicable:

(i)                                     Issuance of Options. If the Company in any manner grants or sells any Options and the lowest price per share for which one share of Common Stock is issuable upon the exercise of any such Option or upon conversion, exercise or exchange of any Convertible Securities issuable upon exercise of any such Option is less than the Applicable Price, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the granting or sale of such Option for such price per share. For purposes of this Section 8(c)(i), the “lowest price per share for which one share of Common Stock is issuable upon the exercise of any such Options or upon conversion, exercise or exchange of any Convertible Securities issuable upon exercise of any such Option” shall be equal to the lower of (x) the exercise price set forth in such Option for which one share of Common Stock is issuable upon the exercise of any such Option or upon conversion, exercise or exchange of any Convertible Securities issuable upon exercise of any such Option and (y) the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to any one share of Common Stock upon the granting or sale of such Option, upon exercise of such Option and upon conversion, exercise or exchange of any Convertible Security issuable upon exercise of such Option.  Except as contemplated below, no further adjustment of the Exercise Price shall be made upon the actual issuance of such shares of Common Stock or of such Convertible Securities upon the exercise of any such Option or upon the actual issuance of such shares of Common Stock upon conversion, exercise or exchange of such Convertible Securities. For clarification purposes and without limiting the foregoing, in calculating the

“lowest price per share for which one share of Common Stock is issuable upon the exercise of any such Options or upon conversion, exercise or exchange of any Convertible Securities issuable upon exercise of any such Option” paid or payable to the Company pursuant to this Section 8(c)(i), any amounts paid or payable to the holder of such Option (or any other Person) upon such conversion, exercise or exchange of such Option shall reduce the value of the consideration paid or payable to the Company in such conversion, exercise or exchange and/or, as the case may be, the value of any other consideration or benefit conferred.

(ii)                                  Issuance of Convertible Securities. If the Company in any manner issues or sells any Convertible Securities and the lowest price per share for which one share of Common Stock is issuable upon the conversion, exercise or exchange thereof is less than the Applicable Price, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the issuance or sale of such Convertible Securities for such price per share. For the purposes of this Section 8(c)(ii), the “lowest price per share for which one share of Common Stock is issuable upon the conversion, exercise or exchange thereof” shall be equal to the lower of (x) the conversion price set forth in such Convertible Security for which one share of Common Stock is issuable upon the conversion, exercise or exchange thereof and (y) the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to one share of Common Stock upon the issuance or sale of such Convertible Security and upon conversion, exercise or exchange of such Convertible Security. Except as contemplated below, no further adjustment of the Exercise Price shall be made upon the actual issuance of such shares of Common Stock upon conversion, exercise or exchange of such Convertible Securities, and if any such issue or sale of such Convertible Securities is made upon exercise of any Options for which adjustment of this Warrant has been or is to be made pursuant to other provisions of this Section 8(c)(ii), except as contemplated below, no further adjustment of the Exercise Price shall be made by reason of such issue or sale. For clarification purposes and without limiting the foregoing, in calculating the “lowest price per share for which one share of Common Stock is issuable upon the conversion, exercise or exchange thereof” paid or payable to the Company pursuant to this Section 8(c)(ii), any amounts paid or payable to the holder of such Convertible Security (or any other Person) upon conversion or exercise (as applicable) of such Convertible Security shall reduce the value of the consideration paid or payable to the Company in such conversion, exercise or exchange and/or, as the case may be, the value of any other consideration or benefit conferred.

(iii)                               Change in Option Price or Rate of Conversion. If the purchase or exercise price provided for in any Options, the additional consideration, if any, payable upon the issue, conversion, exercise or exchange of any Convertible Securities, or the rate at which any Convertible Securities are convertible into or exercisable or exchangeable for shares of Common Stock increases or decreases at any time, the Exercise Price in effect at the time of such increase or decrease shall be adjusted to the Exercise Price which would have been in effect at such time had such Options or Convertible Securities provided for such increased or decreased purchase price, additional consideration or increased or decreased conversion rate, as the case may be, at the time initially granted, issued or sold. For purposes of this Section 8(c)(iii), if the terms of any Option or Convertible Security that was outstanding as of the date of issuance of this Warrant are increased or decreased in the manner described in the immediately preceding sentence, then such Option or Convertible Security and the shares of Common Stock deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such increase or decrease. No adjustment pursuant to this Section 8(c)(iii) shall be made if such adjustment would result in an increase of the Exercise Price then in effect.

(iv)                              Calculation of Consideration Received. If any Option or Convertible Security or Adjustment Right is issued in connection with the issuance or sale or deemed issuance or sale of any other securities of the Company, together comprising one integrated transaction, (x) such Option or Convertible Security (as applicable) or Adjustment Right (as applicable) will be deemed to have been issued for consideration equal to the Black Scholes Consideration Value thereof and (y) the other securities issued or sold or deemed to have been issued or sold in such integrated transaction shall be deemed to have been issued for consideration equal to the difference of (I) the aggregate consideration received or receivable by the Company minus (II) the Black Scholes Consideration Value of each such Option or Convertible Security (as applicable) or Adjustment Right (as applicable). If any shares of Common Stock, Options or Convertible Securities are issued or sold or deemed to have been issued or sold for cash, the consideration received therefor will be deemed to be the net amount of consideration received by the Company therefor. If any shares of Common Stock, Options or Convertible Securities are issued or sold for a consideration other than cash, the amount of such consideration received by the Company will be the fair value of such consideration, except where such consideration consists of publicly traded securities, in which case the amount of consideration received by the Company for such securities will be the arithmetic average of the Volume Weighted Average Price of such security for each of the three (3) Trading Days immediately preceding the date of receipt.  The fair value of any consideration other than cash or publicly traded securities will be determined jointly by the Company and the Warrant Agent. If such parties are unable to reach agreement within ten (10) days after the occurrence of an event requiring valuation (the “Valuation Event”), the fair value of such consideration will be determined within five (5) Trading Days after the tenth (10th) day following such Valuation Event by an independent, reputable appraiser jointly selected by the Company and the Warrant Agent. The determination of such appraiser shall be final and binding upon all parties absent manifest error and the fees and expenses of such appraiser shall be borne by the Company.

(v)                                 Exercise Floor Price.   Unless and until such time as the Company receives any stockholder approval that may be required under any applicable stockholder approval provisions in order to allow the Exercise Price to be less than the Exercise Floor Price (as defined below), including, without limitation, under the rules and regulations of any exchange or automated quotation system on which any of the securities of the Company are listed or designated (the “Required Stockholder Approval”), no adjustment pursuant to Section 8(c) shall cause the Exercise Price to be less than $7.01, as adjusted for any stock dividend, stock split, stock combination, reclassification or similar transaction (the “Exercise Floor Price”).  The Company shall not effect a Dilutive Issuance that would cause the Exercise Price to be less than the Exercise Floor Price without first obtaining the Required Stockholder Approval.

(vi)                              Record Date. If the Company takes a record of the holders of shares of Common Stock for the purpose of entitling them (A) to receive a dividend or other distribution payable in shares of Common Stock, Options or in Convertible Securities or (B) to subscribe for or purchase shares of Common Stock, Options or Convertible Securities, then such record date will be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase (as the case may be).

(d)                                 Number of Warrant Shares.  Simultaneously with any adjustment to the Exercise Price pursuant to Section 8(a) or (c), the number of Warrant Shares that may be purchased upon exercise of each Warrant shall be increased or decreased proportionately, as the case may be, so that after such adjustment the aggregate Exercise Price payable hereunder for the adjusted number of Warrant Shares shall be the same as the aggregate Exercise Price in effect immediately prior to such adjustment.

(e)                                  Calculations.  All calculations under this Section 8 shall be made to the nearest cent or the nearest 1/100th of a share, as applicable.

(f)                                    Notice of Adjustments.  Upon the occurrence of each adjustment pursuant to this Section 8, the Company at its expense will reasonably promptly calculate such adjustment in accordance with the terms of this Agreement and prepare a certificate setting forth such adjustment, including a statement of the adjusted Exercise Price and adjusted number of Warrant Shares or type of Alternate Consideration issuable upon exercise of each Warrant (as applicable), describing the transactions giving rise to such adjustments and showing in detail the facts upon which such adjustment is based.  The Company will reasonably promptly (but in any event within ten Business Days) deliver to each Holder who makes a request in writing and to the Warrant Agent, a copy of each such certificate.

(g)                                 Notice of Corporate Events.  If the Company (i) declares a dividend or any other distribution of cash, securities or other property in respect of its Common Stock (other than a dividend payable solely in shares of Common Stock) or (ii) authorizes the voluntary dissolution, liquidation or winding up of the affairs of the Company, then the Company shall deliver to each Holder a notice describing the material terms and conditions of such dividend, distribution or transaction.  Notwithstanding anything to the contrary in this Section 8(f), the failure to deliver any notice under this Section 8(f) or any defect therein shall not affect the validity of the corporate action required to be described in such notice.

9.                                       Reserved.

10.                                 Holder not Deemed a Stockholder.  Except as otherwise specifically provided herein, the Holder, solely in such Person’s capacity as a Holder, shall not be entitled to vote or receive dividends or be deemed the holder of share capital of the Company for any purpose, nor shall anything contained in the Warrants be construed to confer upon the Holder, solely in such Person’s capacity as a Holder, any of the rights of a stockholder of the Company or any right to vote, give or withhold consent to any corporate action (whether any reorganization, issue of stock, reclassification of stock, consolidation, merger, conveyance or otherwise), receive notice of meetings, receive dividends or subscription rights, or otherwise, prior to the issuance to the Holder of the Warrant Shares to which Person is then entitled to receive upon the due exercise of the Warrants.

11.                                 No Fractional Shares.  No fractional Warrant Shares will be issued in connection with any exercise of a Warrant.  In lieu of any fractional Warrant Shares which would otherwise be issuable, the Company shall pay cash equal to the product of such fraction multiplied by the Market Price on the Date of Exercise.

12.                                 Exchange Act Filings.

(a)                                  The Holder agrees and acknowledges that it shall have sole responsibility for making any applicable filings with the Securities and Exchange Commission pursuant to Sections 13 and 16 of the Exchange Act as a result of its acquisition of any Warrant and the Warrant Shares and any future retention or transfer thereof.

(b)                                 The Company shall use its commercially reasonable efforts to file all reports required to be filed pursuant to the Exchange Act.

13.                                 Notices.  Any and all notices or other communications or deliveries hereunder (including without limitation any Election to Purchase) shall be in writing and shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section prior to 5:00 p.m. (New York time) on a Trading Day, (ii) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section on a day that is not a Trading Day or later than 5:00 p.m. (New York time) on any Trading Day, (iii) the Trading Day following the date of mailing, if sent by nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.  The addresses for such communications shall be:

if to the Company:	Golden Minerals Company
350 Indiana Street, Suite 800
Golden, Colorado 80401
Attn: Chief Financial Officer
Facsimile No.: (303) 839-5907

with copy (which shall not constitute notice) to:

Davis Graham & Stubbs LLP
1550 Seventeenth Street, Suite 500
Denver, CO 80202
Attn: Deborah Friedman
Facsimile No.: (303) 893-1379

if to the Warrant Agent:	Computershare Trust Company N.A.
250 Royall Street
Canton, MA 02021
Email: Stephanie.Aliquo@computershare.com
Anthony.Borino@computershare.com
Facsimile No.:(781) 575-2901

if to the Holder:	to the address appearing on the Warrant Register or such other address as the Holder may provide to the Company in accordance with this Section 13.

14.                                 Warrant Agent.

(a)                                  The Company and the Warrant Agent hereby agree that the Warrant Agent will serve as an agent of the Company as set forth in this Agreement.

(b)                                 The Warrant Agent shall not by any act hereunder be deemed to make any representation as to validity or authorization of the Warrants or the Warrant Certificates (except as to its countersignature thereon) or of any securities or other property delivered upon exercise of any Warrant, or as to the number or kind or amount of securities or other property deliverable upon exercise of any Warrant or the correctness of the representations of the Company made in such certificates that the Warrant Agent receives.

(c)                                  The Warrant Agent shall not have any duty to calculate or determine any required adjustments with respect to the Exercise Price and/or the number of Warrant Shares or the kind and amount of securities or other property receivable by Holders upon the exercise of Warrants, nor to determine the accuracy or correctness of any such calculation. All calculations for any Cashless Exercises will be determined by the Company.

(d)                                 The Warrant Agent shall not (i) be liable for any recital or statement of fact contained herein or in the Warrant Certificates or for any action taken, suffered or omitted by it in good faith in the belief that any Warrant Certificate or any other document or any signature is genuine or properly authorized, (ii) be responsible for any failure by the Company to comply with any of its obligations contained in this Agreement or in the Warrant Certificates, (iii) be liable for any act or omission in connection with this Agreement except for its own gross negligence or willful misconduct or (iv) have any responsibility to determine whether a transfer of a Warrant complies with applicable securities laws.

(e)                                  The Warrant Agent is hereby authorized to accept instructions with respect to the performance of its duties hereunder from the Chief Executive Officer, Chief Financial Officer or the Secretary of the Company and to apply to any such officer for written instructions (which will then be promptly given) and the Warrant Agent shall not be liable for any action taken or suffered to be taken by it in good faith in accordance with the instructions of any such officer, except for its own gross negligence or willful misconduct, but in its discretion the Warrant Agent may in lieu thereof accept other evidence of such or may require such further or additional evidence as it may deem reasonable.

(f)                                    The Warrant Agent may exercise any of the rights and powers hereby vested in it or perform any duty hereunder either itself or by or through its attorneys, agents or employees, provided reasonable care has been exercised in the selection and in the continued employment of any persons.  The Warrant Agent shall not be under any obligation or duty to institute, appear in or defend any action, suit or legal proceeding in respect hereof, unless first indemnified to its satisfaction.  The Warrant Agent shall promptly notify the Company in writing of any claim made or action, suit or proceeding instituted against or arising out of or in connection with this Agreement.

(g)                                 The Company will take such action as may reasonably be required by the Warrant Agent in order to enable it to carry out or perform its duties under this Agreement.

(h)                                 The Warrant Agent shall act solely as agent of the Company hereunder.  The Warrant Agent shall only be liable for the failure to perform such duties as are specifically set forth herein.

(i)                                     The Warrant Agent may consult with legal counsel satisfactory to it (who may be legal counsel for the Company), and the Warrant Agent shall incur no liability or responsibility to the Company or to any Holder for any action taken, suffered or omitted by it in good faith in accordance with the opinion or advice of such counsel.

(j)                                     The Company agrees to pay to the Warrant Agent compensation for all services rendered by the Warrant Agent hereunder as the Company and the Warrant Agent may agree from time to time, and to reimburse the Warrant Agent for reasonable expenses incurred in connection with the execution and administration of this Agreement (including the reasonable compensation and expenses of its counsel), and further agrees to indemnify the Warrant Agent for, and hold it harmless against, any loss, liability or expense incurred without gross negligence, bad faith or willful misconduct on its part, arising out of or in connection with the acceptance and administration of this Agreement.

(k)                                  The Warrant Agent, and any shareholder, director, officer or employee of the Warrant Agent, may buy, sell or deal in any of the Warrants or other securities of the Company or its Affiliates or become pecuniarily interested in transactions in which the Company or its Affiliates may be interested, or contract with or lend money to the Company or its Affiliates or otherwise act as fully and freely as though it were not the Warrant Agent under this Agreement.  Nothing herein shall preclude the Warrant Agent from acting in any other capacity for the Company or for any other Person.

(l)                                     No resignation or removal of the Warrant Agent and no appointment of a successor warrant agent shall become effective until the acceptance of appointment by the successor warrant agent as provided herein.  The Warrant Agent may resign its duties and be discharged from all further duties and liability hereunder (except liability arising as a result of the Warrant Agent’s own gross negligence or willful misconduct) after giving written notice to the Company.  The Company may remove the Warrant Agent upon written notice, and the Warrant Agent shall thereupon in like manner be discharged from all further duties and liabilities hereunder, except as aforesaid.  The Warrant Agent shall, at the Company’s expense, cause to be mailed (by first class mail, postage prepaid) to each Holder of a Warrant at such Holder’s last address as shown on the register of the Company maintained by the Warrant Agent a copy of said notice of resignation or notice of removal, as the case may be.  Upon such resignation or removal, the Company shall appoint in writing a new warrant agent.  If the Company fails to do so within a period of 30 days after it has been notified in writing of such resignation by the resigning Warrant Agent or after such removal, then the resigning Warrant Agent or the Holder of any Warrant may apply to any court of competent jurisdiction for the appointment of a new warrant agent.  After acceptance in writing of such appointment by the new warrant agent, it shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named herein as the Warrant Agent.  Not later than the effective date of any such appointment, the Company shall give notice thereof to the resigning or removed Warrant Agent.  Failure to give any notice provided for in this Section 14(l), however, or any defect therein, shall not affect the legality or validity of the resignation of the Warrant Agent or the appointment of a new warrant agent, as the case may be.

(m)                               Any corporation into which the Warrant Agent or any new warrant agent may be merged or converted or any corporation resulting from any consolidation to which the Warrant Agent or any new warrant agent shall be a party or any corporation to which the Warrant Agent transfers substantially all of its corporate trust business shall be a successor Warrant Agent under this Agreement without any further act, provided that such corporation (i) would be eligible for appointment as successor to the Warrant Agent under the provisions of Section 14(l) or (ii) is a wholly owned subsidiary of the Warrant Agent.  Any such successor Warrant Agent shall promptly cause notice of its succession as Warrant Agent to be mailed (by first class mail, postage prepaid) to each Holder in accordance with Section 13.

15.                                 Miscellaneous.

(a)                                  Successors and Assigns.  This Agreement shall be binding on and inure to the benefit of the Company, the Warrant Agent and the Holders, and their respective successors and assigns.  Subject to the preceding sentence, nothing in this Agreement shall be construed to give to any Person other than the Company, the Warrant Agent and the Holders any legal or equitable right, remedy or cause of action under this Agreement.

(b)                                 Amendments and Waivers.  The Company may, without the consent of the Holders, by supplemental agreement or otherwise, (i) make any changes or corrections in this Agreement that are required to cure any ambiguity or to correct or supplement any provision herein which may be defective or inconsistent with any other provision herein or (ii) add to the covenants and agreements of the Company for the benefit of the Holders, or surrender any rights or power reserved to or conferred upon the Company in this Agreement; provided that, in the case of (i) or (ii), such changes or corrections shall not adversely affect the interests of Holders of then outstanding Warrants in any material respect.  Except as otherwise provided herein, the provisions of the Warrant (other than Section 4(e)) may be amended and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Company has obtained the written consent of each Holder.  The Holder shall be entitled, at its option, to the benefit of any amendment of any SPA Warrant. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party.  The Warrant Agent shall at the request of the Company, and without need of independent inquiry as to whether such supplemental agreement is permitted by the terms of this Section 15(b), join with the Company in the execution and delivery of any such supplemental agreements, but shall not be required to join in such execution and delivery for such supplemental agreement to become effective.

(c)                                  Choice of Law, etc.  All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof.  Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.  If either party shall commence an action or proceeding to enforce any provisions of this Agreement, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorneys’ fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

(d)                                 Interpretation.  The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

(e)                                  Severability.  In case any one or more of the provisions of this Agreement shall be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Agreement shall not in any way be affected or impaired thereby and the parties will attempt in good faith to agree upon a valid and enforceable provision which shall be a commercially reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Agreement.

(f)                                    Additional Warrants.  The Company may from time to time issue additional warrants (the “Additional Warrants”) under this Agreement, without requiring the consent of any Holder, with the same terms as the warrants initially issued hereunder.

[The remainder of this page has been left intentionally blank.]

IN WITNESS WHEREOF, the undersigned has caused this Agreement to be duly executed by its authorized officer as of the date first indicated above.

GOLDEN MINERALS COMPANY

By:	/s/ Robert P. Vogels
Name:	Robert P. Vogels
Title:	Senior Vice President & Chief Financial Officer

COMPUTERSHARE TRUST COMPANY, N.A., as Warrant Agent

By:	/s/ Thomas Borbely
Name:	Thomas Borbely
Title:	Manager, Corporate Actions

COMPUTERSHARE INC.

By:	/s/ Thomas Borbely
Name:	Thomas Borbely
Title:	Manager, Corporate Actions

Exhibit A

EXERCISABLE ON OR AFTER March 20, 2013

AND ON OR BEFORE THE EXPIRATION DATE

No. [ ]	Warrant to Purchase [ ] Shares

Warrant Certificate

WARRANTS TO ACQUIRE COMMON STOCK OF GOLDEN MINERALS COMPANY

This Warrant Certificate certifies that [    ], or registered assigns, is the registered holder of a Warrant (the “Warrant”) to acquire from Golden Minerals Company, a Delaware corporation (the “Company”), the number of fully paid and non-assessable shares of Common Stock, $0.01 par value, of the Company (the “Common Stock”) specified above for consideration equal to the Exercise Price (as defined in the Warrant Agreement (as defined below)) per share of Common Stock.  The Exercise Price and number of shares of Common Stock and/or type of securities or property issuable upon exercise of the Warrant are subject to adjustment upon the occurrence of certain events as set forth in the Warrant Agreement.  The Warrant evidenced by this Warrant Certificate shall not be exercisable after and shall terminate and become void as of 5:00 P.M., New York time, on the Expiration Date.

The Warrant evidenced by this Warrant Certificate is part of a duly authorized issue of warrants expiring on the Expiration Date entitling the Holder hereof to receive shares of Common Stock and is issued or to be issued pursuant to a Warrant Agreement dated September 19, 2012 (the “Warrant Agreement”), duly executed and delivered by the Company to Computershare Trust Company, N.A., as warrant agent (the “Warrant Agent”, which term includes any successor Warrant Agent under the Warrant Agreement), which Warrant Agreement is hereby incorporated by reference in and made a part of this instrument and is hereby referred to for a description of the rights, limitation of rights, obligations, duties and immunities thereunder of the Warrant Agent, the Company and the Holders (“Holders” meaning, from time to time, the registered holders of the warrant issued thereunder).  To the extent any provisions of this Warrant Certificate conflicts with any provision of the Warrant Agreement, the provisions of the Warrant Agreement shall apply.  A copy of the Warrant Agreement may be obtained by the Holder hereof upon written request to the Company at 350 Indiana Street, Suite 800, Golden, Colorado 80401, Attn:  Chief Financial Officer.  Capitalized terms not defined herein have the meanings ascribed thereto in the Warrant Agreement.

This Warrant may be exercised, in whole or in part, at any time on or after March 20, 2013 and on or before 5:00 P.M., New York time on the Expiration Date, subject to the terms of the Warrant Agreement including, but not limited to, Section 4 thereof, by delivering the Form of Election to Purchase set forth hereon properly completed and executed.  Within one (1) Trading Day following an exercise of this Warrant as aforesaid, the Holder shall deliver payment to the Warrant Agent of an amount equal to the Exercise Price in effect on the date of such exercise multiplied by the number of Warrant Shares as to which this Warrant was so exercised (the “Aggregate Exercise Price”) in certified check, bank draft or via wire transfer, payable to the order of the Warrant Agent, of immediately available funds if the Holder did not notify the

Company in such Election to Purchase that such exercise was made pursuant to a Cashless Exercise.  Each exercise must be for a whole number of Warrant Shares.  If this Warrant is submitted in connection with any exercise pursuant to this Section 4 of the Warrant Agreement and the number of Warrant Shares represented by this Warrant submitted for exercise is greater than the number of Warrant Shares being acquired upon such exercise, then, at the request of the Holder, the Company shall as soon as practicable and in no event later than three (3) Business Days after any exercise and at its own expense, issue and deliver to the Holder (or its designee) a new Warrant representing the right to purchase the number of Warrant Shares purchasable immediately prior to such exercise under this Warrant, less the number of Warrant Shares with respect to which this Warrant is exercised.

The Warrant Agreement provides that upon the occurrence of certain events the Exercise Price set forth on this Warrant Certificate may, subject to certain conditions, be adjusted, and that upon the occurrence of certain events the number of shares of Common Stock and/or the type of securities or other property issuable upon the exercise of this Warrant shall be adjusted.  No fractions of a share of Common Stock will be issued upon the exercise of this Warrant, but the Company will pay the cash value thereof determined as provided in the Warrant Agreement.

Warrant Certificates, when surrendered at the office of the Warrant Agent by the registered Holder thereof in person or by such Holder’s legal representative or attorney duly appointed and authorized in writing, may be exchanged, in the manner and subject to the limitations provided in the Warrant Agreement, but without payment of any service charge, for another Warrant Certificate or Warrant Certificates of like tenor evidencing in the aggregate the right to purchase a like number of Warrant Shares.

Each taker and holder of this Warrant Certificate, by taking or holding the same, consents and agrees that the holder of this Warrant Certificate when duly endorsed in blank may be treated by the Company, the Warrant Agent and all other persons dealing with this Warrant Certificate as the absolute owner hereof for any purpose and as the person entitled to exercise the rights represented hereby or the person entitled to the transfer hereof on the register of the Company maintained by the Warrant Agent, any notice to the contrary notwithstanding, provided that until such transfer on such register, the Company and the Warrant Agent may treat the registered Holder hereof as the owner for all purposes.

This Warrant does not entitle any Holder to any of the rights of a shareholder of the Company.

This Warrant Certificate and the Warrant Agreement are subject to amendment as provided in the Warrant Agreement.

This Warrant Certificate shall not be valid or obligatory for any purpose until it shall have been countersigned by the Warrant Agent.

[The remainder of this page has been left intentionally blank.]

IN WITNESS WHEREOF, the undersigned have caused this Certificate to be executed as of the date set forth below.

GOLDEN MINERALS COMPANY

By:
Name:
Title:

DATED: September 19, 2012

Countersigned:

COMPUTERSHARE TRUST COMPANY, N.A., as Warrant Agent

By:
Name:
Title:

FORM OF ELECTION TO PURCHASE

To Golden Minerals Company:

In accordance with the Warrant Certificate enclosed with this Form of Election to Purchase, the undersigned hereby irrevocably elects to exercise the Warrant with respect to                                          Warrant Shares in accordance with the terms of the Warrant Agreement.

1.                                       Form of Exercise Price.  The Holder intends that payment of the Exercise Price shall be made as:

            a Cash Exercise; or

            a Cashless Exercise.

2.                                       Payment of Exercise Price.  In the event that the Holder has elected a Cash Exercise with respect to some or all of the Warrant Shares to be issued pursuant hereto, the Holder shall pay the Aggregate Exercise Price, in lawful money of the United States, in certified check, bank draft or via wire transfer payable to the order of the Warrant Agent (or as otherwise agreed to by the Company) delivered to the Warrant Agent, together with any applicable taxes payable by the undersigned pursuant to the Warrant.

The undersigned requests that certificates for the shares of Common Stock issuable upon this exercise be issued in the name of

Name:

Address:

Social Security or Tax I.D. No.:

Warrant Shares Exercise Log

Date	Number of Warrant Shares Available to be Exercised	Number of Warrant Shares Exercised	Number of Warrant Shares Remaining to be Exercised

FORM OF ASSIGNMENT

[To be completed and signed only upon transfer of Warrant]

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto                     the right represented by the within Warrant Certificate to purchase                     shares of Common Stock of Golden Minerals Company to which the within Warrant Certificate relates and appoints                     attorney to transfer said right on the books of Golden Minerals Company with full power of substitution in the premises.

Dated:
(Signature must conform in all respects to name of holder as specified on the front page of the Warrant Certificate)

Address of Transferee

In the presence of: